EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 22, 2010 relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in Xyratex Ltd’s Form 20-F for the year ended November 30, 2009.

/s/ PRICEWATERHOUSECOOPERS LLP

Southampton

England

September 28, 2010